As filed with the Securities and Exchange Commission on February 3, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Investors Real Estate Trust

(Exact name of issuer as specified in its charter)

North Dakota (State or other jurisdiction of incorporation or organization)	45-0311232 (I.R.S. Employer Identification No.)

12 South Main Street
Minot, ND 58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Karin Wentz, Esq.
Associate General Counsel
21500 Highway 7
P.O. Box 560
Excelsior, MN 55331
(952) 401-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Joseph T. Kinning, Esq.
Amy E. Dahl, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402-3796
(612) 632-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Amount of
Title of securities to be	Amount to be	Proposed maximum	aggregate	registration
Registered(1)	Registered	Offering price	offering price(1)	fee(2)

Shares of Beneficial Interest, no par value(3)
Preferred Shares of Beneficial Interest, no par value(4)

Total	$150,000,000	100%	$150,000,000	$19,005

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The proposed maximum offering price per unit has been omitted pursuant to the General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)	An indeterminate number of our shares of beneficial interest, no par value, is registered hereunder and may be sold from time to time by the Registrant.

(4)	An indeterminate number of our preferred shares of beneficial interest, no par value, is registered hereunder and may be sold from time to time by the Registrant.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, Dated February 3, 2004

Prospectus

Investors Real Estate Trust

$150,000,000
Shares of Beneficial Interest
Preferred Shares of Beneficial Interest

     We may from time to time offer and sell: (i) our shares of beneficial interest, no par value, and (ii) in one or more classes or series, our preferred shares of beneficial interest, no par value, all with an aggregate public offering price of up to $150,000,000, on terms to be determined at the time of the offering. In this prospectus, we refer to our shares of beneficial interest as our common shares, we refer to our preferred shares of beneficial interest as our preferred shares and we refer to our common shares and our preferred shares collectively as our securities. Our securities may be offered, separately or together, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a prospectus supplement). The aggregate public offering price and terms of the securities will be determined by market conditions at the time the securities are offered.

     The specific terms of any securities we sell and the terms on which we are offering such securities will be set forth in a prospectus supplement. The specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes. The applicable prospectus supplement will also contain information, where applicable, about federal income tax considerations relating to, and any listing on a securities exchange of, the securities offered by the prospectus supplement. The applicable prospectus supplement may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with the addition information described under the heading “Where You Can Find More Information,” before you invest in any of our securities.

     We may sell the securities offered by this prospectus directly, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangements, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

     None of our securities may be sold without delivery of a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February _____, 2004.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
IRET
USE OF PROCEEDS
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF PREFERRED SHARES
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
INDEX TO EXHIBITS
Opinion of Pringle & Herigstad, P.C.
Opinion of Pringle & Herigstad, P.C.
Calculation of Ratio of Earnings to Fixed Charges
Consent of Independent Auditors
Consent of Pringle & Herigstad, P.C.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by us under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2003;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 24, 2003;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 7, 2003; and

•	The description of our common shares contained in our Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

     We also incorporate by reference into this prospectus all documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of our securities offered by this prospectus.

     This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

     We will provide copies of all documents that are incorporated by reference into this prospectus and any applicable prospectus supplement (not including the exhibits other than exhibits that are specifically incorporated by reference) without charge to each person who so requests in writing or by calling us at the following address and telephone number:

Investors Real Estate Trust
12 South Main Street
Minot, N.D. 58701
Attn: Michael A. Bosh, Secretary and General Counsel
(701) 837-4738

IRET

          We are a self-advised equity real estate investment trust or REIT organized under the laws of North Dakota. Our business consists of owning and operating income-producing real properties. Our investments include multi-family residential properties and commercial properties, with such properties located primarily in the upper Midwest states of Minnesota and North Dakota.

     Our multi-family residential properties include apartment buildings, complexes and communities. Our commercial properties include office buildings, retail stores and centers, industrial facilities and health care properties, such as clinics and assisted living centers. These commercial properties are typically leased to tenants under long term lease arrangements.

     We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code. We operate in connection with an umbrella partnership real estate investment trust or an UPREIT, of which we are the general partner, and we conduct our day-to-day business operations through our operating partnership, IRET Properties, a North Dakota Limited Partnership. Our principal executive office is located at 12 South Main, Minot, North Dakota 58701 and our telephone number is (701) 837-4738.

USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from any sale of our securities for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties. Pending such use, the net proceeds may be invested in short-term income-producing investments, such as United States Treasury Bonds with terms of six months or less.

DESCRIPTION OF COMMON SHARES

     General. Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of our common shares. As of January 15, 2004, (i) there were 40,777,066 of our common shares outstanding and 11,382,713 of our common shares to be issued upon conversion of previously issued limited partnership units, (ii) we had no classes or series of shares other than our common shares, and (iii) there were no warrants, options or other contractual arrangements, other than the limited partnership units, requiring the issuance of our common shares or any other shares.

     The description of our common shares set forth below is in all respects subject to, and qualified in its entirety by reference to, the applicable provisions of our Third Restated Declaration of Trust, including any applicable amendments, and our Second Restated Trustees’ Regulations (Bylaws), including any applicable amendments. The description of our common shares is also subject to any terms specified in any applicable prospectus supplement. All of our common shares offered by this prospectus will be duly authorized, fully paid and nonassessable.

     Voting Rights. Subject to the provisions of our Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, our common shares have non-cumulative voting rights at the rate of one vote per common share on all matters submitted to the shareholders, including the election of members of our Board of Trustees.

     Our Third Restated Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, such action will be authorized by a majority of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Third Restated Declaration of Trust or our Second Restated Trustees’ Regulations (Bylaws). Our Third Restated Declaration of Trust further provides the following:

(i)	that the following actions will be authorized by the affirmative vote of the holders of our common shares holding common shares possessing a majority of the voting power of our common shares then outstanding and entitled to vote on such action:

•	our termination;

•	our merger with or into another entity;

•	our consolidation with one or more other entities into a new entity;

•	the disposition of all or substantially all of our assets; and

•	the amendment of the Third Restated Declaration of Trust.

(ii)	that a member of our Board of Trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Our Third Restated Declaration of Trust also permits our Board of Trustees, by a two-thirds vote and without any action by the holders of our common shares, to amend our Third Restated Declaration of Trust from time to time as necessary to enable us to continue to qualify as a real estate investment trust under the Internal Revenue Code.

     Dividend, Distribution, Liquidation and Other Rights. Subject to the preferential rights of any preferred shares that we may issue in the future and the provisions of the Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, holders of our common shares are entitled to receive dividends on their common shares if, as and when authorized and declared by the Board of Trustees and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities. Our common shares have equal dividend, distribution, liquidation and other rights. Our common shares have no preference, conversion, exchange, sinking fund or redemption rights.

     Ownership and Transfer Restrictions. Our common shares are fully transferable and alienable subject only to certain restrictions set forth in our Third Restated Declaration of Trust that are intended to help preserve our status as a REIT for federal income tax purposes. Then, more specifically, our Third Restated Declaration of Trust provides that any transaction, other than a transaction entered into through the NASDAQ National Market or other similar exchange, that would result in (i) a person owning in excess of the ownership limit, which as of the date of this prospectus is 9.8%, in number or value, of our outstanding securities, (ii) less than 100 people owning our securities, (iii) us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (iv) 50% or more of the fair market value of our securities being held by persons other than “United States persons,” as defined in Section 7701(a)(30) of the Internal Revenue Code, or (v) our disqualification as a REIT under Section 856 of the Internal Revenue Code, will be void ab initio. If any such transaction is not void ab initio, then the securities in excess of the ownership limit, that cause us to be closely held, that result in 50% or more of the fair market value of our securities being held by persons other than United States persons or that result in our disqualification as a REIT, would automatically be exchanged for an equal number of excess shares, and these excess shares will be transferred to an excess share trustee for the exclusive benefit of the charitable beneficiaries named by our Board of Trustees.

     In such event, any dividends on excess shares will be paid to the excess share trust for the benefit of the charitable beneficiaries. The excess share trustee will be entitled to vote the excess shares, if applicable, on any matter. The excess share trustee may only transfer the excess shares held in the excess share trust as follows: (i) at the direction of our Board of Trustees to a person whose ownership of our securities would not violate the ownership limit; (ii) if securities were transferred to the excess share trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be closely held, the excess share trustee will transfer the excess shares to the person who makes the highest offer for the excess shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held; and (iii) if excess shares were transferred to the excess share trustee due to a transaction or event that would have caused persons other than United States persons to own more than 50% of the value of our securities, the excess share trustee will transfer the excess shares to the United States person who makes the highest offer for the excess shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held.

     When the excess share trustee makes any transfer, the person whose shares were exchanged for excess shares will receive (i) the lesser of (A) the price paid by such person or, if such person did not give value for the securities, the market price of the securities on the day the securities were exchanged for excess shares, and (B) the price received by the excess share trust for securities, minus (ii) any dividends received by the person whose shares were exchanged for excess shares that such person was under an obligation to pay over to the excess share trustee but has not repaid at the time of the distribution of proceeds, and minus (iii) any compensation for or expense of the excess share trustee.

     Transfer Agent and Registrar. We act as our own transfer agent and registrar with respect to our common shares.

DESCRIPTION OF PREFERRED SHARES

     Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of preferred shares. No preferred shares were outstanding as of the date of this prospectus. Our Board of Trustees has the authority, under our Third Restated Declaration of Trust, to establish by resolution more than one class or series of preferred shares and to fix the number and relative rights and preferences of such different classes or series of preferred shares without any further vote or action by our shareholders. Unless otherwise designated in our Third Restated Declaration of Trust, all series of our preferred shares will constitute a single class of our preferred shares.

     The following description of our preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing our preferred shares are in all respects subject to, and qualified in their entirety by reference to, our Third Restated Declaration of Trust, our Second Restated Trustees’ Regulations (Bylaws), any applicable designating amendment to our Third Declaration of Trust establishing terms of a class or series of our preferred shares and any applicable prospectus supplement. Our preferred shares, when issued and delivered against payment for such shares, will be fully paid and nonassessable.

General

     As our Board of Trustees has the power to establish the rights and preferences of each class or series of our preferred shares, our Board of Trustees may afford the holders of any class or series of our preferred shares rights and preferences, voting or otherwise, senior to the rights of holders of our common shares. The issuance of classes or series of preferred shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.

     The rights and preferences of each class or series of our preferred shares will be fixed by a designating amendment relating to the class or series. A prospectus supplement, relating to each class or series, will specify the terms of our preferred shares as follows:

•	the title and stated value of our preferred shares;

•	the number of our preferred shares offered, the liquidation preference per share and the offering price of our preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to our preferred shares;

•	the date from which dividends on our preferred shares will accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for our preferred shares;

•	the provision for a sinking fund, if any, for our preferred shares;

•	the provision for redemption, if applicable, of our preferred shares;

•	any listing of our preferred shares on any securities exchange or association;

•	the transfer agent and registrar for our preferred shares;

•	the terms and conditions, if applicable, upon which our preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation) and conversion period;

•	a discussion of certain material federal income tax considerations applicable to our preferred shares;

•	the relative ranking and preferences of our preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any limitation on issuance of any class or series of our preferred shares ranking senior to or on a parity with the class or series of preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any limitations on direct or beneficial ownership and restrictions on transfer of our preferred shares, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of our preferred shares.

Rank

     Unless otherwise specified in the applicable prospectus supplement, our preferred shares will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank (i) senior to our common shares and all other equity securities the terms of which provide that such equity securities are junior to our preferred shares; (ii) on a parity with all equity securities other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities the terms of which provide that such equity securities will rank senior to our preferred shares.

Dividends

     Holders of our preferred shares will be entitled to receive, when, as and if authorized by our Board of Trustees and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear in our records on the record dates as will be fixed by our Board of Trustees.

     Dividends on any class or series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our Board of Trustees fails to authorize a dividend payable on a dividend payment date on any class or series of our preferred shares for which dividends are noncumulative, then the holders of that class or series of our preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series are declared payable on any future dividend payment date.

     If any class or series of our preferred shares are outstanding, no full dividends will be authorized or paid or set apart for payment on any other class or series of our preferred shares ranking, as to dividends, on a parity with or junior to that class or series of our preferred shares for any period unless (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment,

     When dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) upon any class or series of our preferred shares and any other class or series of our preferred shares ranking on a parity as to dividends with that class or series of our preferred shares, all dividends declared upon that class or series of preferred shares and any other class or series of our preferred shares ranking on a parity as to dividends with those preferred shares will be authorized pro rata so that the amount of dividends authorized per share on that class or series of preferred shares and that other class or series of our preferred shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on that class or series of our preferred shares (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if those preferred shares do not have a cumulative dividend) and that other class or series of our preferred shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on our preferred shares of that series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, no dividends (other than in our common shares or other equity securities ranking junior to our preferred shares of that class or series as to dividends and upon our liquidation, dissolution or winding up) will be authorized or paid or set aside for payment, no other distribution will be authorized or made upon our common shares or any other equity securities ranking junior to or on a parity with our preferred shares of that class or series as to dividends or upon liquidation, and no common shares or other equity securities ranking junior to or on a parity with our preferred shares of such class or series as to dividends or upon our liquidation, dissolution or winding up will be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares) by us (except by conversion into or exchange for other equity securities ranking junior to our preferred shares of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     Any dividend payment made on a class or series of our preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to shares of that class or series which remains payable.

Redemption

     If the applicable prospectus supplement so states, our preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

     The prospectus supplement relating to a class or series of our preferred shares that is subject to mandatory redemption will specify the number of our preferred shares that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if our preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for any class or series of our preferred shares is payable only from the net proceeds of the issuance of our common shares or other equity securities, the terms of our preferred shares may provide that, if no such common shares or other equity securities have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that our preferred shares will automatically and mandatorily be converted into our common shares or other equity securities, as applicable, pursuant to conversion provisions specified in the applicable prospectus supplement.

     None of our preferred shares of any class or series will be redeemed unless all outstanding shares of that class or series of our preferred shares are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of our preferred shares of that class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of that class or series of our preferred shares.

     In addition, unless (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, we will not purchase or otherwise acquire directly or indirectly any of our preferred shares of that class or series (except by conversion into or exchange for common shares or other equity securities ranking junior to our preferred shares of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     If fewer than all of the outstanding shares of any class or series of our preferred shares are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in the issuance of any excess shares.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of any class or series of our preferred shares to be redeemed at the address shown in our records. Each notice will state:

•	the redemption date;

•	the number of shares and class or series of our preferred shares to be redeemed;

•	the redemption price;

•	the place or places where certificates for our preferred shares are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on that redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to those shares will terminate.

     If fewer than all of shares of any class or series of our preferred shares are to be redeemed, the notice mailed to each holder thereof will also specify the number of shares to be redeemed from each holder. If notice of redemption of any of our preferred shares has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any of our preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on those shares, those shares will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of our common shares or other equity securities ranking junior to that class or series of our preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of our preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid on such preferred shares (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if that class or series of preferred shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that class or series of our preferred shares will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series of our preferred shares and the corresponding amounts payable on all shares of other classes or series of shares ranking on a parity with that class or series of our preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of that class or series of our preferred shares and all other classes or series of shares will share ratably in that distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions have been made in full to all holders of shares of that class or series of our preferred shares, our remaining assets will be distributed among the holders of our common shares and other equity securities ranking junior to that class or series of our preferred shares upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither our consolidation or merger with or into any other corporation, trust or other entity, nor the sale, lease, transfer or conveyance of all or substantially all of our property or business, will be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

     Except as otherwise described below, as otherwise required by law or as indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights. Whenever dividends on any class or series of our preferred shares are in arrears for six or more quarterly periods, regardless of whether those quarterly periods are consecutive, the holders of that class or series of our preferred shares (voting separately as a class with all other classes or series of our preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to our Board of Trustees (and our entire Board of Trustees will be increased by two trustees) until (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period.

     Unless otherwise provided for any class or series of our preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of each class or series of our preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (that class or series voting separately as a class):

(i)	authorize or create, or increase the authorized or issued amount of, any class or series of our preferred shares ranking senior to that class or series of our preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our equity securities into equity securities that rank senior to those preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or create, authorize or issue any obligation or equity security convertible into or evidencing the right to purchase any equity securities that rank senior to those preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or

(ii)	amend, alter or repeal the provisions of our Third Restated Declaration of Trust, including any applicable amendments and designating amendments, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that class or series of our preferred shares; provided, however, that any increase in the amount of the authorized preferred shares or the authorization or issuance of any other equity securities, or any increase in the number of authorized shares of that class or series of our preferred shares or any other equity securities, in each case ranking on a parity with or junior to any class or series of our preferred shares with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required to be effected, all outstanding shares of that class or series of our preferred shares has been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust to effect that redemption.

Conversion Rights

     The terms and conditions, if any, upon which any class or series of our preferred shares are convertible into our common shares or other equity securities will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares or other equity securities into which our preferred shares are convertible, the conversion price (or manner of calculation of the conversion price), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of that class or series of our preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that class or series of our preferred shares.

Restrictions on Ownership

     Our preferred shares are fully transferable and alienable subject only to certain restrictions to be set forth in the applicable designating amendment to our Third Restated Declaration of Trust, which are intended to help preserve our status as a REIT for federal income tax purposes. Then, more specifically, such designating amendment will provide that any transaction in our preferred shares, other than a transaction entered into through the NASDAQ National Market or other similar exchange, that would result in (i) a person owning in excess of the ownership limit, which as of the date of this prospectus is 9.8%, in number or value, of the outstanding securities, (ii) less than 100 people owning our securities, (iii) us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (iv) 50% or more of the fair market value of our securities being held by persons other than “United States persons,” as defined in Section 7701(a)(30) of the Internal Revenue Code, or (v) our disqualification as a REIT under Section 856 of the Internal Revenue Code, will be void ab initio. If any such transaction is not void ab initio, then the securities in excess of the ownership limit, that cause us to be closely held, that result in 50% or more of the fair market value of our securities being held by persons other than United States persons or that result in our disqualification as a REIT, would automatically be exchanged for an equal number of excess shares, and these excess shares will be transferred to an excess share trustee for the exclusive benefit of the charitable beneficiaries named by our Board of Trustees.

     In such event, any dividends on excess shares will be paid to the excess share trust for the benefit of the charitable beneficiaries. The excess share trustee will be entitled to vote the excess shares, if applicable, on any matter. The excess share trustee may only transfer the excess shares held in the excess share trust as follows: (i) at the direction of our Board of Trustees to a person whose ownership of our securities would not violate the ownership limit; (ii) if securities were transferred to the excess share trustee due to a transaction or event that would have caused a violation of the ownership limit or would have caused us to be closely held, the excess share trustee will transfer the excess shares to the person who makes the highest offer for the excess shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held; and (iii) if excess shares were transferred to the excess share trustee due to a transaction or event that would have caused persons other than United States persons to own more than 50% of the value of our securities, the excess share trustee will transfer the excess shares to the United States person who makes the highest offer for the excess shares, pays the purchase price and whose ownership will not violate the ownership limit or cause us to be closely held.

     When the excess share trustee makes any transfer, the person whose shares were exchanged for excess shares will receive (i) the lesser of (A) the price paid by such person or, if such person did not give value for the securities, the market price of the securities on the day the securities were exchanged for excess shares, and (B) the price received by the excess share trust for securities, minus (ii) any dividends received by the person whose shares were exchanged for excess shares that such person was under an obligation to pay over to the excess share trustee but has not repaid at the time of the distribution of proceeds, and minus (iii) any compensation for or expense of the excess share trustee.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

     Our ratios of earnings to combined fixed charges and preferred share dividends for the fiscal years ended April 30, 2003, 2002, 2001, 2000 and 1999 were 1.42x, 1.46x, 1.41x, 1.46x and 1.50x, respectively. Our ratio of earnings to combined fixed charges and preferred share dividend requirements for the six-months ended October 31, 2003, was 1.35x. As of the date of this prospectus, we do not have any preferred shares outstanding.

     For the purpose of computing this ratio, earnings have been calculated by adding pre-tax income from continuing operations before adjustments for minority interests in consolidated subsidiaries, plus fixed charges (excluding capitalized interest). Fixed charges consist of mortgage and loan interest expense, whether expensed or capitalized, the ammortization of debt expense and capitalized interest.

CERTAIN TAX CONSIDERATIONS

Considerations Regarding IRET and its Shareholders.

     Federal Income Taxation. Since our organization, we have operated in a manner intended to qualify us as a REIT under sections 856-858 of the Internal Revenue Code. Under these sections of the Internal Revenue Code, a REIT that meets certain requirements will not be subject to Federal income tax with respect to income that it distributes to its shareholders. Rather, all such income will be taxed at the shareholder level. In order to be considered a REIT for purposes of the Federal income tax laws, we must continue to meet the requirements of those sections of the Internal Revenue Code, including the following:

(i)	At the end of each fiscal quarter, at least 75% of the value of our total assets must consist of real estate, cash and cash items (including receivables) and government securities. As to non-real estate investments, which may not exceed 25% of our total assets, the securities that we own in any one issuer (other than a taxable REIT subsidiary) may not represent more than 5% of the value of our assets or more than 10% of the total value or voting power of that issuer.

(ii)	At least 75% of our gross income for the taxable year must be derived from real estate rents or mortgages or other specified real estate related activities.

(iii)	Beneficial ownership of our securities must be held by 100 or more persons during at least 335 days of each 12-month taxable year. More than 50% of our outstanding securities may not be owned, directly or indirectly, by or for, five or fewer individuals, at any time during the last half of the taxable year.

     As a REIT, we will not be taxed on that portion of our taxable income that is distributed to our shareholders, provided that at least 90% of our taxable income is distributed. To the extent that there is undistributed taxable income or undistributed capital gain income, we will be taxed as a domestic corporation at corporate income tax rates. However, we may retain some or all of our net capital gain without incurring double taxation. If we elect to do this, we are taxed on the amount we designate as retained capital gain at the capital gains rate generally applicable to corporations. Our shareholders then must include in their income their proportionate share of the undistributed capital gain as long-term capital gain. In this case the shareholder is deemed to have paid the shareholder’s share of the tax we paid, and is entitled to a credit for this amount on the shareholder’s income tax return. In addition, the shareholder’s basis in the shareholder’s securities is increased by the amount of the undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains. As a REIT, we will not be entitled to carry back or carry forward any net operating losses with respect to the income taxed to us. So long as we have met the statutory requirements for taxation as a REIT, distributions made to our shareholders will be taxed to such shareholders in the manner described below.

     If we do not qualify as a REIT for any taxable year, we will be taxed as a domestic corporation, and we will not be able to deduct distributions to our shareholders in computing our taxable income. Such distributions, to the extent made out of our current or accumulated earnings and profits, will be taxable to the shareholders as dividends, but will be eligible for the dividends received deduction for corporations.

     In the opinion of the law firm of Pringle & Herigstad, P.C., we have conducted our operations in such a manner as to qualify as a REIT. Treasury Regulations issued under the Internal Revenue Code require that the members of our Board of Trustees have continuing exclusive authority over our management, the conduct of our affairs and, with certain limitations, the management and disposition of the property we own. Our Board of Trustees intends to adopt any amendments to our Third Restated Declaration of Trust that may be necessary in order for us to continue to operate as a REIT. Any amendments to our Third Restated Declaration of Trust that are required in order for us to remain qualified as a REIT may be made by the Board of Trustees without notice to, or a vote of, the shareholders.

     Taxation of Our Shareholders. Distributions made to our shareholders out of current or accumulated earnings and profits will be taxed to our shareholders as ordinary income. Distributions that are designated as capital gain dividends will generally be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain income for the taxable year. Distributions to a shareholder in excess of current or accumulated earnings and profits will be treated as a nontaxable return of capital to the extent that they do not exceed the adjusted basis of a shareholder’s securities. If distributions in excess of current or accumulated earnings and profits exceed the adjusted basis of a shareholder’s securities, the distributions will be included in the shareholder’s income as long-term or short-term capital gain (assuming the securities are held as a capital asset in the hands of the shareholder). So long as we are taxed as a REIT distributions will not be eligible for the dividends received deduction for corporations.

     We will notify shareholders at the end of each year as to the portions of the distributions that constitute ordinary income, net capital gain or return of capital. Any dividend declared by us during the months of October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, even though the dividend may not actually be paid by us until January of the following calendar year. The shareholders may not include in their individual income tax returns any of our operating or extraordinary losses, whether ordinary or capital.

     In addition, as described earlier, if we retain some or all of our net capital gain and elect to avoid double tax on these gains, we will be taxed on the amount so designated at the capital gains rate generally applicable to corporations. A shareholder then must include the shareholder’s proportionate share of these undistributed capital gains in income as long-term capital gain. The shareholders are deemed to have paid their share of the tax we paid, and they may claim a credit for this amount on their income tax returns. In addition, the tax on the shareholder’s securities is increased by the amount of such undistributed long-term capital gains taxed to the shareholder, less the amount of capital gains tax we paid on those capital gains.

     In general, any gain or loss upon a sale or exchange of our securities by a shareholder who has held such securities as a capital asset will be long-term or short-term, depending on whether the securities were held for more than one year; provided, however, that any loss on the sale or exchange of our securities that have been held by such shareholder for six months or less will be treated as a long-term capital loss to the extent that distributions from us are required to be treated by such shareholders as long-term capital gain.

     State and Local Income Taxation. Since we qualify as a REIT for purposes of the Federal income tax laws, we generally are not subject to state income tax on that portion of our taxable income that is distributed to our shareholders. Shareholders, however, may be subject to taxation on distributions we make to them depending on the state or local jurisdiction of residence of the shareholder. Prospective shareholders should consult their tax advisors for an explanation of how state and local tax laws could affect their investment.

     Taxation of Pension and Profit Sharing (including 401(k)) Trusts, IRAs and other Tax-Exempt Entities. Amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. As a consequence, the dividend income received from us by a tax-exempt entity, including a qualified pension or profit sharing (including a 401(k)) trust or an IRA), should not be UBTI to the tax-exempt entity provided that: (a) the tax-exempt entity has not held its securities as “debt-financed property” within the meaning of the Internal Revenue Code, and (b) the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. If we are considered a “pension-held REIT,” an additional requirement must be satisfied in order for dividend income received by a tax-exempt entity that is a qualified pension or profit sharing (including 401(k)) trust, or a qualified trust, not to be UBTI. This requirement is that a qualified trust may not hold more than 10% by value of the interests in us. In general, a REIT is considered a “pension-held REIT” if it takes advantage of a special rule in the Internal Revenue Code permitting it to satisfy the “five or fewer individual ownership requirement” mentioned above in subparagraph (iii) of the subsection entitled “Considerations Regarding IRET and its Shareholders” by treating beneficiaries of a qualified trust as owners, and the REIT is considered to be “predominantly held” by qualified trusts. A REIT is considered to be “predominantly held” by qualified trusts if: (a) at least one qualified trust holds more than 25% by value of the interests in the REIT; or (b) one or more qualified trusts, each of which own more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

     With respect to tax-exempt entities that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such prospective investors should consult their tax advisors concerning these “set-aside” and reserve requirements.

     Reporting to the IRS and Backup Withholding. We will report to our shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at the rate of 28%, with respect to dividends paid, unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he or she is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify its non-foreign status to us.

Tax Treatment of IRET Properties and Its Limited Partners.

     The following discussion summarizes certain federal income tax considerations applicable to IRET’s investment in IRET Properties. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     We will include in our income our share of IRET Properties’ income and deduct our share of IRET Properties’ losses only if IRET Properties is classified for federal income tax purposes as a partnership, rather than as a corporation, an association taxable as a corporation or a “publicly traded partnership” within the meaning of the federal income tax laws.

     We have not requested, and do not intend to request, a ruling from the IRS that IRET Properties will be classified as a partnership for federal income tax purposes. Instead, based on certain factual assumptions and representations we have made and on currently applicable Treasury Regulations under Section 7701 of the Internal Revenue Code, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will be treated for federal income tax purposes as a partnership. Further, based on certain factual assumptions and representations we have made, Pringle & Herigstad, P.C., is of the opinion that IRET Properties will not be a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of IRET Properties as a partnership for federal income tax purposes. If a court sustained such a challenge, IRET Properties would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Pringle & Herigstad, P.C., is based on existing law. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

     If for any reason IRET Properties was taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. In addition, any change in the IRET Properties’ status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of IRET Properties would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Additionally, IRET Properties would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing IRET Properties’ taxable income.

Income Taxation of IRET Properties and its Partners.

     Partners, Not IRET Properties, Subject to Tax. A partnership is not a taxable entity for Federal income tax purposes. As such, we will be required to take into account our allocable share of income, gains, losses, deductions and credits from IRET Properties for any taxable year ending within, or with, our taxable year, without regard to whether we have received, or will receive, any distributions.

     Partnership Allocation Income, Losses and Capital Gain. Although a partnership agreement generally will determine allocations of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. IRET Properties’ allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to Contributed Property. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deductions that are attributable to appreciated or depreciated property contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Internal Revenue Code, and outlining several reasonable allocation methods. IRET Properties plans to elect to use the traditional method for allocating under section 704(c) items with respect to the properties it acquires in exchange for limited partnership units.

     Under the limited partnership agreement of IRET Properties, depreciation or amortization deductions will be allocated among the partners in accordance with their respective interests. In addition, gain on the sale of a property contributed to IRET Properties by a limited partner in exchange for limited partnership units will be specially allocated to such limited partner to the extent of any built-in gain with respect to the property. Depending on the allocation method elected under section 704(c), it is possible that: (i) we may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if such properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) we may be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds, which may adversely affect our ability to comply with the REIT distribution requirements. This situation has not occurred in the past, and we do not currently have any reason to believe it will occur in the future.

     The allocation rules also may affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased the properties for cash.

     Tax Basis in IRET Properties. In general, our adjusted tax basis of our partnership interest in IRET Properties is equal to: (i) the amount of cash and the basis of any other property that we contribute to IRET Properties, (ii) increased by our share of income and indebtedness, and (iii) reduced, but not below zero, by our share of the loss and the amount of cash and the basis of any other property distributed to us.

     If the allocation of our share of loss would reduce the adjusted tax basis of our partnership interest in IRET Properties below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that cash distributions, or any decrease in our share of the indebtedness, would reduce our adjusted tax basis below zero, the excess distributions (after our adjusted tax basis has been reduced to zero) will constitute taxable income to us. Such income normally will be characterized as capital gain, and, if our partnership interest in IRET Properties has been held for longer than the long-term capital gain holding period, the income will constitute long-term capital gain.

     Sale of Real Estate. Generally, any gain realized by IRET Properties on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Any gain recognized on the disposition of a particular property contributed by a partner in exchange for limited partnership will be allocated first to such contributing partner under Section 704(c) of the Internal Revenue Code to the extent of such contributing partner’s built-in gain. Any remaining gain will be allocated among the partners in accordance with their respective ownership percentage interests in IRET Properties.

PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus directly, through agents designated by us from time to time or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. Underwriters may sell the securities offered by this prospectus to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     The securities may be offered and sold at a fixed price or prices, which may be subject to change, at prices related to the prevailing market prices at the time of sale, at negotiated prices or at other prices determined at the time of sale.

     If so indicated in the applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities offered by this prospectus from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated and the terms set forth in that prospectus supplement.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities offered by this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities offered by this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities offered by this prospectus may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

     Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

     Underwriters, agents and dealers, and their affiliates, may be customers of, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

     The validity of the securities offered by this prospectus, the federal and state tax aspects of the organization and operation of us and IRET Properties and other legal matters will be passed upon for us by Pringle & Herigstad, P.C., Minot, North Dakota.

EXPERTS

     The financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended April 30, 2003, have been included herein in reliance on the reports of Brady Martz & Associates, P.C., Minot, North Dakota, independent accountants, given on the authority of that firm as experts in accounting and auditing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

     Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include:

•	the economic health of the markets in which we own and operate multi-family and commercial properties, specifically the states of Minnesota and North Dakota, or other markets in which we may invest in the future;

•	the economic health of our commercial tenants;

•	market rental conditions, including occupancy levels and rental rates, for multi-family residential and commercial properties.

•	our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and the pricing of our securities;

•	financing risks, such as our inability to obtain debt or equity financing on favorable terms, or at all;

•	our ability to timely complete and lease-up properties under construction;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities; and

•	the availability and cost of casualty insurance for losses caused by terrorist acts.

     In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov and our web site at http://www.irets.com. Information on our website does not constitute part of this prospectus.

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933 with respect to the Securities. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information about us and our securities, you should refer to the Registration Statement and such exhibits and schedules, which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Securities and Exchange Commission, and at the Securities and Exchange Commission’s website.

INVESTORS REAL ESTATE TRUST

Shares of Beneficial Interest
Preferred Shares of Beneficial Interest

PROSPECTUS

February __, 2004

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses incurred by the Company in connection with the issuance and registration of the securities being registered pursuant to this Registration Statement on Form S-3. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Fee	$19,005
NASDAQ Fee	$50,000
Accounting Fees and Expenses	$30,000
Legal Fees and Expenses	$175,000
Printing Expenses	$100,000
Miscellaneous	$25,000

TOTAL	$399,005

Item 15. Indemnification of Directors and Officers

     Limitation of Liability and Indemnification. Our Third Restated Declaration of Trust provides that we will indemnify members of our Board of Trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of our Board of Trustees or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further we will pay or reimburse reasonable expenses (including without limitation attorneys’ fees), as such expenses are incurred, of each member of our Board of Trustees in connection with any such proceedings.

     Our Third Restated Declaration of Trust further provides that we will indemnify each of our officers and employees, and will have the power to indemnify each of our agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was our officer, employee or agent or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

     For purposes of providing indemnification for members of our Board of Trustees, and all of our officers, employees and agents, our Third Restated Declaration of Trust provides that we will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of our Board of Trustees, and all of our officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of our Board of Trustees, or our officers, employees or agents, whether or not we would otherwise have the power to indemnify such persons against such liability. Without limiting our power to procure or maintain any kind of insurance or other arrangement, our Third Restated Declaration of Trust provides that we may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure our indemnity obligation by grant of any security interest or other lien on our assets, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within us or with any insurer or other person deemed appropriate by our Board of Trustees regardless of whether all or part of the shares or other securities thereof are owned in whole or in part by us. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of our Board of Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof. We currently maintain insurance covering members of the Board and officers against liability as a result of their actions or inactions on our behalf.

     With the exception of indemnification and insurance provisions set forth above, there is currently no other statute, charter provision, by-law, contract or other arrangement under which a member of our Board of Trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of our Board of Trustees or as an employee.

Item 16. Exhibits

Exhibit
Number	Description

3.1	Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust (1)

3.2	Second Restated Trustees’ Regulations (Bylaws)(2)

3.3	IRET Properties Partnership Agreement, dated January 31, 1997(3)

5	Opinion of Pringle & Herigstad, P.C.

8	Opinion of Pringle & Herigstad, P.C.

12	Calculation of Ratio of Earnings to Fixed Charges and Preferred Share Dividends

23.1	Consent of Independent Auditors (filed herewith)

23.2	Consent of Pringle & Herigstad, P.C.

24	Power of Attorney (included on Signature Page)

(1)	Incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, filed with the SEC on August 13, 2003.

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003, filed with the SEC on December 15, 2003.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.

Item 17. Undertakings

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation of from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota, on this 3rd day of February, 2004.

INVESTORS REAL ESTATE TRUST

By:	/s/ Michael A Bosh

Michael A. Bosh
Its: Secretary and General Counsel

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Bosh his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Jeffrey L. Miller Jeffrey L. Miller	Trustee and Chairman	January 14, 2004

/s/ Daniel L. Feist Daniel L. Feist	Trustee and Vice Chairman	January 14, 2004

/s/ John F. Decker John F. Decker	Trustee	January 14, 2004

/s/ Patrick G. Jones Patrick G. Jones	Trustee	January 14, 2004

/s/ Stephen L. Stenhjem Stephen L. Stenehjem	Trustee	January 14, 2004

/s/ Steven B. Hoyt Steven B. Hoyt	Trustee	January 14, 2004

/s/ Charles Wm. James Charles Wm. James	Trustee and Senior Vice President— Asset Management	January 14, 2004

/s/ Thomas A. Wentz, Jr. Thomas A. Wentz, Jr.	Trustee, Senior Vice President— Asset Management and Finance	January 14, 2004

/s/ Timothy P. Mihalick Timothy P. Mihalick	Trustee, Senior Vice President and Chief Operating Officer	January 14, 2004

Signature	Title	Date

/s/ Thomas A. Wentz, Sr. Thomas A. Wentz, Sr.	President and Chief Executive Officer (Principal Executive Officer)	January 14, 2004

/s/ Diane K. Bryantt Diane K. Bryantt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 14, 2004

/s/ Michael A. Bosh Michael A. Bosh	Secretary and General Counsel	January 14, 2004

INVESTORS REAL ESTATE TRUST
Form S-3 Registration Statement

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust (1)

3.2	Second Restated Trustees’ Regulations (Bylaws)(2)

3.3	IRET Properties Partnership Agreement, dated January 31, 1997(3)

5	Opinion of Pringle & Herigstad, P.C.

8	Opinion of Pringle & Herigstad, P.C.

12	Calculation of Ratio of Earnings to Fixed Charges and Preferred Share Dividends

23.1	Consent of Independent Auditors (filed herewith)

23.2	Consent of Pringle & Herigstad, P.C.

24	Power of Attorney (included on Signature Page)

(1)	Incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, filed with the SEC on August 13, 2003.

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003, filed with the SEC on December 15, 2003.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-11 (File No. 333-21945), filed with the SEC on February 18, 1997.